Dear Stakeholders
On June 7, 1921, representatives of more than 300 cooperative creameries gathered in St. Paul, Minnesota, to mark a brand new day for farmer-owned cooperatives. On that day, they formed the Minnesota Cooperative Creameries Association — which later became Land O’Lakes, Inc. — an organization focused on branded, value-added marketing. The organization charted a new direction for cooperatives, which traditionally concentrated on commodity markets.
     These cooperative pioneers launched the first butter made from sweet cream and the nation’s first national butter brand. Land O’Lakes quickly built a reputation for quality, innovation, and a commitment to delivering value to customers and capturing value for producer-owners.
     Eighty-five years later, Land O’Lakes remains a vibrant force in the marketplace. We still create value for customers and members through quality, innovation and some of the strongest brands in our industries.
     Just as “A Brand New Day” would have been an appropriate theme for our first annual report, it is a good fit for our 85th. As we close the books on 2005 and look forward to 2006,
Land O’Lakes is poised to begin a brand new day as an organization — more focused, more disciplined, financially stronger and positioned to deliver improved performance and earnings.
MORE FOCUSED
We will focus even more intensely on our core businesses — Dairy Foods, Feed, Seed and Agronomy. Our strategy is to optimize our investment and momentum in these businesses, while minimizing the distraction of non-strategic, non-core or underperforming assets. You saw this in 2005, as we exited the swine production business, sold our ownership interest in fertilizer manufacturing (CF Industries, Inc.) and continued to rationalize non-strategic and underperforming manufacturing assets. These efforts will continue in 2006.
MORE DISCIPLINED
Disciplined management is a key characteristic of market leaders. We are dedicated to bringing increased discipline to our strategic planning and decision-making processes, as well as to the everyday management of our businesses.
     With this discipline will come greater expectations, predictability and accountability — centered on improved financial results. As you read through this report, you will see improved performance in many, but not yet all, of our businesses. Bringing increased discipline to our organization will help continue this momentum.
FINANCIALLY STRONGER
Successful businesses must be built on a foundation of strong balance sheets. In 2005, we reduced long-term debt by approximately $300 million and total debt (including capital leases) by nearly $350 million, significantly improved key financial ratios and maintained strong liquidity. Continued debt reduction and balance sheet improvement remains a priority.
     We are confident this dedication to business focus, management discipline and financial strength will position us to deliver improved performance and earnings and explore further strategic growth, when appropriate opportunities emerge.
     Now, let’s briefly review our 2005 results.
2005 OVERVIEW
In 2005, Land O’Lakes reported $129 million in net earnings, up from $21 million one year ago. These earnings include a $70 million net gain, after related expenses, on the sale of our ownership in CF Industries, Inc. We delivered strong and improved earnings in Feed, Seed and Agronomy, and solid performance in the valueadded side of our Dairy Foods operations. We did face significant challenges, and recorded losses, in our Layers business and in a number of our Dairy Foods manufacturing operations.
     As noted earlier, we made dramatic progress in reducing debt and strengthening our balance sheet. Both Standard and Poor’s and Moody’s — two leading financial rating services — upgraded our financial ratings in the second half of the year.
FEED
Branded and proprietary products led the way to significantly improved earnings in Feed, particularly in lifestyle feeds, where volumes were up 2 percent.
     In the livestock area, volumes were down 4 percent, as we continued to face challenges related to the restructuring of the dairy and swine industries. From a market perspective, Land O’Lakes Purina Feed remains the nation’s number-one marketer of both lifestyle and livestock feeds.
     The year also saw a double-digit increase in milk replacer volume. Led by industry-leading products like our Cow’s Match® line of calf milk replacers, we remain the global leader in this market.
     Looking ahead, Feed will continue to build on the power of the LAND O LAKES Feed, Purina Mills and Lake Country brands; remain committed to leadership in animal nutrition research and development; and maintain its emphasis on supply chain efficiency. Continued growth in the lifestyle area and stabilizing and increasing livestock feed volumes in targeted segments are key priorities as Feed works to build upon its strong 2005 performance.
SEED
Seed achieved record sales and earnings in 2005, with double-digit increases in soybean, corn and alfalfa volumes. One highlight of the year was the launch of Roundup Ready® alfalfa, developed in coordination with Monsanto. This product ushered in a brand new day in alfalfa production, solidifying our position as the leader in alfalfa genetics.
     In 2006 and beyond, we will focus on helping local cooperative seed dealers build their sales and profitability. Further strengthening the CROPLAN GENETICS brand will be part of that effort as Seed builds on its strong 2005 results.
LAYERS
Slumping markets — average egg prices were down more than 20 percent in 2005 versus 2004 — resulted in significant losses in this business. On the bright side, operational efficiency was improved and we saw a double-digit increase in the sale of branded (LAND O LAKES and Eggland’s Best) eggs.
     It is critical that we bring very disciplined management to this business, as we respond to cyclical egg markets. We also will continue to explore options for strategically repositioning this non-core business, with a short-term focus on enabling the business to grow, while minimizing Land O’Lakes capital use and risk.
AGRONOMY
Land O’Lakes participates in the Agronomy business through our 50-percent ownership in the Agriliance joint venture — North America’s leading crop inputs marketing organization. Agriliance

Highlights of 2005

	2005	2004

For the Year: ($ in thousands)
Net sales	$7,556,677	$7,656,826
Net earnings	128,943	21,433
Allocated patronage equities	118,273	23,636
Cash returned to members	68,714	34,615

At Year End: ($ in thousands)
Total assets	$3,095,058	$3,199,782
Working capital	265,491	327,483
Long-term debt	639,168	933,236
Equities	903,557	854,904

Financial Measures:
Return on equity	15.1%	2.4%
Return on invested capital	11.9%	6.3%
Long-term debt-to-capital	41.3%	51.9%
Current ratio	1.19	1.29

Membership:
Member associations	1,179	1,240
Individual members	5,142	5,462
has achieved increased earnings in each of its last five fiscal years. This solid performance is driven by Agriliance’s ability to manage operations in a very competitive crop nutrients market and deal with the devaluation of the crop protection products industry. Land O’Lakes overall Agronomy earnings, which include the gain on the CF Industries sale, were up substantially in 2005.
     Going forward, Agriliance will focus on driving performance by maximizing operating efficiency and cost control; growing its AgriSolutions™ product line; creating strategic alliances with customers and supply partners; building awareness for crop nutrients price and supply risk management programs; and continuing to expand its global crop nutrient sourcing ability.
DAIRY FOODS
In Dairy Foods, the value of the LAND O LAKES brand made itself evident each and every new day. The year saw solid performance in our branded, value-added product lines, particularly branded butter and deli cheese, where we hold the nation’s leading market shares.
     Strong value-added earnings were offset by significant challenges and investment in our manufacturing operations, where we faced ongoing industry-wide milk supply/processing demand issues, increased energy costs and depressed commodity markets. As a result, overall Dairy Foods earnings were down versus 2004.
     As we look to the future in Dairy Foods, we will continue to leverage the strength of the LAND O LAKES brand and grow our value-added business. A continued commitment to quality, innovation and aggressive marketing will all be part of that effort. On the manufacturing side, we are making progress (particularly in performance at Cheese & Protein International, our single largest Dairy Foods manufacturing investment), and we will intensify our efforts to create a right-sized, strategically located and profitable manufacturing infrastructure.
SUMMARY
Looking back, 2005 was a year of strong overall earnings; solid performance in several key businesses, led by our branded and proprietary product lines; dramatic debt reduction and an improved balance sheet; and notable progress in portfolio management. It was also a year of challenge in our commodity businesses, particularly Layers and Dairy Foods manufacturing — challenges we continue to address aggressively as we move into 2006.
     Looking ahead, we see a brand new day, shaped by our commitment to becoming an organization that is more focused,more disciplined and financially stronger. We are approaching this commitment through four strategic imperatives:
     1. Cost Reduction. Like all successful companies, we are dedicated to taking costs out of our system — at all levels. This is even more essential given our mix of businesses. If we are going to improve earnings, remain competitive in very cost-conscious commodity businesses and generate capital for future strategic growth, we must lower our cost of doing business. In 2006, we will bring new intensity to these efforts.
     2. People Programs. Successful businesses count highly skilled, highly motivated people and teams among their most valuable assets. We have made good progress in this area, but in today’s competitive market, we must remain committed to further enhancing our ability to recruit, develop and retain the very best people in all our businesses, and to motivating those people to deliver exceptional performance.
     3. Superior Insight. In today’s economic environment, “knowledge and insight” are outstripping “brick and mortar” assets in determining success or failure. In order to make superior insight work for you, you not only must have the right people in place, but also the right processes. From strategic planning, to decision making, to people management, to day-to-day operations, we are dedicated to bringing increased discipline to all our efforts. Our goal is “best practices”in every aspect of our business. This is the key to leveraging superior insight into competitive advantage.
     4. Portfolio Management. We remain intensely focused on eliminating the distraction of non-core, non-strategic and underperforming assets. This, in turn, will enable us to better invest our time and resources in those core businesses where we can compete, win and deliver the highest levels of value to customers and member-owners.
     One final thought, we approach these imperatives from a strong foundation: an 85-year tradition of success and growth; positive values and culture; powerful brands and market presence; a highly skilled and highly motivated leadership and workforce; and active and involved member-owners.
     Given all this, we look forward to each brand new day with enthusiasm and confidence.
Sincerely,
Pete Kappelman
Chairman of the Board
Christopher J. Policinski
President and Chief Executive Officer

Dairy Foods Value Added business delivered strong performance in 2005 based on the strength of the LAND O LAKES brand, while the Dairy Foods Industrial business faced significant challenges.
VALUE ADDED
Record pretax earnings were achieved in the Branded Retail business, which includes butter, spreads, deli and dairy case cheese. Successful brand building innovations, to meet consumers’ desires for health and convenience, also were successfully launched. In early February, we introduced LAND O LAKES® Light Butter with Canola Oil. This exciting new product has 60-percent less cholesterol and 50-percent less fat and calories per serving than regular butter. It provides a great tasting alternative for consumers who are seekinglower-fat products and don’t want to compromise on taste.
     LAND O LAKES® Light Butter with Canola Oil is a line extension from the popular LAND O LAKES® Spreadable Butter with Canola Oil and also offers the convenience of immediate spreadability right out of the refrigerator.
     Also introduced this year was the FlavorProtect™ Wrapper for our flagship branded butter. This new wrapper appeared on retail shelves in late August, in time for the key holiday baking season. The new FlavorProtect™ Wrapper can be found on individual butter sticks. It is new and improved compared to the original wax wrapper, and is designed to keep the creamy taste in and other flavors out.
     Volume continues to grow in Deli Cheese, where we hold the nation’s number-one market share. The LAND O LAKES and Alpine Lace brands remain leaders in this catagory.
     Foodservice had a challenging year, due to reduced margins as a result of commodity markets and product mix issues. We did continue to grow the branded business with new product introductions. In Foodservice, we introduced LAND O LAKES® Creamy Blend, an 83-percent fat product that is a blend of butter and margarine. This product helps foodservice operators achieve the sought after combination of performance and taste at a competitive price point.
     Responding to our customers’ needs, we also introduced a full line of reduced-fat school lunch products such as Macaroni and Cheese, Cheese Portions and Cheese Sauce. Our ongoing focus is to deliver healthy products to children participating in the National School Lunch program.
     Going forward, we remain focused on leveraging our brands, growing our branded business and capturing increased value from the marketplace.
INDUSTRIAL
On the Industrial side of the business, we continued to face significant challenges: industry-wide milk supply/processing capacity issues; dramatically increased energy costs; and weak markets and margins in a number of commodity areas.
     We did see improved results at our Cheese & Protein International (CPI) processing facility, where we achieved improvements in many areas of the operation, primarily cheese yields and recoveries.
     In early 2006, we announced the closing of our cheddar cheese manufacturing facility in Greenwood, Wisconsin. A shifting milk supply and opportunities to manufacture this cheese at our other facilities drove this decision.
     We will continue to explore ways to streamline our industrial infrastructure and respond to ongoing milk supply/processing capacity issues, rising energy costs, shifting milk production and market trends. Our goal is to create a right-sized, strategically located and profitable dairy manufacturing infrastructure.

International Development
In 2006, we will celebrate the 25th anniversary of the Land O’Lakes International Development Division. Over the past 25 years, through the Division’s efforts, Land O’Lakes staff, farmer-members, leaders and employees have been involved in nearly 150 humanitarian and economic development projects in more than 60 nations. Today, our International Development Division is serving global needs by administering such projects in 30 nations — from Afghanistan to Zambia.
     This work truly reflects Land O’Lakes cooperative heritage and values, our sense of social responsibility and recognition of an increasingly global “community.”
Board of Directors Dairy Regions

FEED
By focusing on sales and marketing performance, product rollouts, retail locations and cost reduction, Land O’Lakes Purina Feed translated its core go-to-market, best-cost supply chain and best people/winning organization strategies into strong earnings and continued market leadership across multiple segments.
     The LAND O LAKES Feed, Purina Mills and Lake Country brands continued to bring innovation and value to customers. Internally, Feed’s focus on its strategic priorities pro-
duced positive results, including increased efficiency at manufacturing facilities, simplified pricing, focused risk management programs and improved cross-functional decision making and coordination.
     New product highlights include national rollouts of key value-added products such as: Purina Mills Cornerstone™ Full Growth Milk Replacer, RangeLand™ All Weather Beef Mineral, and Ultium™ Competition Horse Formula.
     Also in 2005, Land O’Lakes Purina Feed continued to help customers improve the health of their businesses through improved retail locations. These locations, along with building the brand experience, help strengthen the traditional customer base while appealing to “ruralpolitan” customers.
SEED
The Seed division continues to deliver strong performance across the board with double-digit growth thanks to the strength of the expert local co-op seed seller and system.
     In 2005, the CROPLAN GENETICS division trained more than 5,000 retail agronomy specialists during 188 Answer Plot training days at 71 Answer Plots nationwide. They also leveraged Answer Plots into a new customer acquisition strategy and had more than 6,875 growers, representing 7.5 million acres, attend 248 learning sessions.
     Seed recognized the consumer trend toward healthier oils and facilitated a product line transition to reflect that change. As a result, they have built market share in two crops and are now the country’s number-one canola and number-two sunflower seed business.
     Seed saw excellent demand from proprietary and licensed brands for the Roundup Ready®alfalfa trait after its limited domestic launch in August 2005.
LAYERS
MoArk, LLC, the joint venture previously owned by Land O’Lakes, Inc. and Osborne Investments, LLC, had a challenging year due to market volatility and a steep decline in egg prices. We did see a 26-percent sales increase of specialty eggs, including our LAND O LAKES brand and Eggland’s Best franchises, along with continued savings from production efficiencies.
     Land O’Lakes purchased its ownership interest in MoArk from Osborne Investments on January 27, 2006, as contemplated by the original joint venture agreement. The agreement called for a Land O’Lakes buyout in 2007. The Company accelerated this provision as Company officers felt it was in the best financial interest to do so.

AGRILIANCE
Strong customer acceptance, distribution expertise, expense management and solid business performance helped Agriliance close fiscal 2005 with record pretax earnings. Agriliance also continued maximizing supply chain efficiencies through increased emphasis on global crop nutrients sourcing, creation of strategic alliances and innovative price and supply risk management services.
     Highlights for the year included expansion to 74,000 tons the handling capacity of the deep-water port at Galveston, Texas, and the formation of strategic alliances with cooperatives in Iowa, Kansas and Oregon. Company retail operations showed continued strong growth, and sales of AgriSolutions™ brand products were up 17.8 percent.
Board of Directors Ag Regions

FINANCIAL OVERVIEW
SEGMENT OVERVIEW
Land O’Lakes operates in five segments: Dairy Foods, Feed, Seed, Agronomy and Layers. Dairy Foods develops, produces, markets and sells a variety of premium butter, spreads, cheese and other related dairy products. Feed develops, produces, markets and distributes animal feed to both the lifestyle and livestock animal markets. Seed develops, markets and sells seed for a variety of crops, including alfalfa, corn, soybeans and forage and turf grasses. Agronomy primarily consists of an investment in Agriliance LLC, which manufactures, markets and distributes crop nutrient and crop protection products. Layers produces and markets shell and liquid egg products through MoArk, LLC.
SALES AND EARNINGS
Net Sales for Land O’Lakes, Inc. and subsidiaries (the “Company”) in 2005 were $7.6 billion compared with $7.7 billion in 2004, which represents a decrease of $0.1 billion.
     Dairy Foods sales decreased in 2005 as a result of lower butter market prices. Feed sales were down due to lower ingredient and dairy feed prices and lower volumes in swine and poultry feed. This decline was partially offset by stronger volume in grass cattle feed. Significantly higher Seed sales were mainly attributed to volume and price improvements for corn and soybeans. Sales in Layers declined due to lower egg prices.
Net Earnings in 2005 were $128.9 million compared with $21.4 million in 2004, which represents an increase of $107.5 million. In 2005, net earnings were impacted by the $69.7 million gain on the sale of the Company’s investment in CF Industries, Inc., net of related expenses and income taxes. In 2004, net earnings were affected by a $34.7 million loss, net of income taxes, on the impairment of the Company’s investment in CF Industries. Excluding these one-time CF Industries related items, Land O’Lakes net earnings increased $3.1 million in 2005. Net earnings were favorably impacted by the effects of higher volumes and prices in Seed and margin improvement and cost control efforts in Feed and unfavorably impacted by lower egg prices in Layers and reduced margins in Dairy Foods.
     Dairy Foods earnings in 2005 decreased due to weaker margins in private label butter, branded cheese and industrial cheese, higher energy prices and restructuring and impairment charges. Partially offsetting the decline were the effects of higher margins in branded butter and spreads and reductions in selling, general and administrative expense. Feed earnings in 2005 improved due to increases in branded horse and companion feed prices, improved product mix and cost controls. This improvement was partially offset by higher energy costs in manufacturing and distribution. Seed earnings increased considerably in 2005 due to improved volumes and margins in alfalfa and soybeans and higher volume in corn. Layers earnings decreased in 2005 due to lower egg market prices, which averaged $0.72 per dozen compared to $0.91 per dozen last year.
     Earnings from equity in affiliated companies, which are primarily from Land O’Lakes investments within Agronomy and Layers, were lower in 2005 than a year ago. The reduction was mainly related to the effect of lower egg prices in Layers.
FINANCIAL CONDITION
Debt is comprised of notes and short-term obligations, current portion of long-term debt and long-term debt. Notes and short-term obligations at December 31, 2005 were $76.5 million compared with $51.8 million at December 31, 2004. Long-term debt, including current portion, was $661.4 million at December 2005 compared with $943.9 million at December 31, 2004. This $282.5 million reduction in debt resulted primarily from proceeds received from the sale of investment in CF Industries, proceeds from the sale of swine production assets and cash flows from operations.
     At December 31, 2005, the Company maintained a $200 million revolving credit facility (the revolver), which is secured by the majority of the Company’s assets. The interest rate on the revolver is based upon the London Interbank Offered Rate (LIBOR) plus applicable spreads. As of December 31, 2005, this security was undrawn and $147.6 million was available after giving effect to outstanding letters of credit. In addition, the Company had $175 million in secured notes due 2010 and $196.5 million in unsecured notes due 2011. The secured notes carry a rate of 9 percent and hold a second lien on essentially all of the assets which secure the revolver. The unsecured notes carry a rate of 8.75 percent.
     The Company uses interest rate swaps to help manage exposure to interest rate fluctuations. These swaps mirror the terms of the 8.75 percent notes and effectively convert $102 million of such notes from a fixed 8.75 percent rate to an effective rate of LIBOR plus 385 basis points. As of December 31, 2005, the aggregate notional amount of the swaps is $102 million and the fair value is a liability of $1.9 million.
     The Company’s capital securities of $190.7 million, which are also included in long-term debt, carry a coupon interest rate of 7.45 percent and are due in 2028. The capital securities are subordinated to all other debt.
     Land O’Lakes long-term debt-to-capital ratio was 41.3 percent at December 31, 2005 compared with 51.9 percent a year ago.
     In 2005, the Company’s financial ratings were upgraded. As of December 31, 2005, the senior secured debt rating was BB+ (Standard & Poor’s) and Ba3 (Moody’s). The senior secured notes were rated BB- (Standard & Poor’s) and B1 (Moody’s) and the senior unsecured note rating was B (Standard & Poor’s) and B2 (Moody’s). The Company’s capital securities ratings were CCC+ (Standard & Poor’s) and B3 (Moody’s).
Obligations under Capital Lease, which represent the present value of future minimum lease payments, were $9.3 million at December 31, 2005 compared with $100.9 million at December 31, 2004. This $91.6 million reduction was mainly attributed to the voluntary prepayment of a capital lease obligation for Cheese & Protein International LLC, a consolidated subsidiary.
Equities at December 31, 2005 were $903.6 million compared with $854.9 million at December 31, 2004. The increase of $48.7 million resulted primarily from $128.9 million of net earnings. This increase was partially offset by equity revolvement, age retirements, estate redemptions, patronage refunds payable and a minimum pension liability adjustment.
Cash returned to members in 2005 was $68.7 million compared with $34.6 million in 2004. Members received $48.6 million of equity revolvement, $15.1 million of cash patronage related to prior year’s earnings and $5.0 million of age retirement, estate and other payments during the year.
PERFORMANCE MEASURES
Land O’Lakes is committed to increase returns to members and enhance ownership value by improving profitability in each core business through the effective use of invested capital and equity. The Company uses two primary performance measures — return on invested capital (ROIC) and return on equity (ROE). ROIC indicates the operating return on invested capital before considering the costs of financing and income taxes. ROE combines the results of operating performance with the effects of financial leverage and income taxes to measure the return on members’ investment in Land O’Lakes.
Return on invested capital in 2005 was 11.9 percent compared with 6.3 percent in 2004. Land O’Lakes average ROIC for the five-year period ended in 2005 was 8.5 percent.
Return on equity in 2005 was 15.1 percent compared with 2.4 percent in 2004. This increase was due to higher net earnings, which primarily resulted from the gain on sale of the Company’s investment in CF Industries. Average ROE for the five-year period ended in 2005 was 9.3 percent.
SEC REPORTING
Certain of Land O’Lakes debt is registered with the SEC and trades in public markets. The Company files annual (10-K), quarterly (10-Q) and current (8-K) reports with the SEC. The Company’s filings can be accessed on the internet at www.sec.gov or the Company’s website (www.landolakesinc.com).

CONSOLIDATED STATEMENTS OF OPERATIONS
Land O’Lakes, Inc.
($ in thousands)

Years Ended December 31	2005	2004	2003

Net sales	$7,556,677	$7,656,826	$6,256,101
Cost of sales	6,971,660	7,063,118	5,671,869

Gross profit	585,017	593,708	584,232
Selling, general and administrative	494,971	500,935	464,610
Restructuring and impairment charges	6,381	7,815	6,342

Earnings from operations	83,665	84,958	113,280
Interest expense, net	79,873	83,114	80,972
Other expense (income), net	9,295	(7,476)	(24,428)
Gain on sale of investment in CF Industries, Inc.	(102,446)	—	—
Loss on impairment of investment in CF Industries, Inc.	—	36,500	—
Equity in earnings of affiliated companies	(36,692)	(58,412)	(57,249)
Minority interest in earnings of subsidiaries	1,354	1,648	6,366

Earnings before income taxes and discontinued operations	132,281	29,584	107,619
Income tax expense	5,505	1,404	20,703

Net earnings from continuing operations	126,776	28,180	86,916

Earnings (loss) from discontinued operations, net of income taxes	2,167	(6,747)	(4,922)

Net earnings	$128,943	$21,433	$81,994

Applied to:
Member equities
Allocated patronage	$118,273	$23,636	$40,045
Deferred equities	1,847	1,920	(312)

	120,120	25,556	39,733
Retained earnings	8,823	(4,123)	42,261

	$128,943	$21,433	$81,994

See accompanying notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS
Land O’Lakes, Inc.
($ in thousands)

December 31	2005	2004

Assets
Current assets:
Cash and cash equivalents	$179,704	$73,136
Restricted cash	—	20,338
Receivables, net	591,445	558,841
Inventories	453,135	454,015
Prepaid expenses	333,023	284,484
Other current assets	81,075	73,560

Total current assets	1,638,382	1,464,374

Investments	263,786	470,550
Property, plant and equipment, net	658,208	610,012
Property under capital lease, net	10,442	100,179
Goodwill, net	327,059	331,582
Other intangibles, net	96,767	99,016
Other assets	100,414	124,069

Total assets	$3,095,058	$3,199,782

Liabilities and Equities
Current liabilities:
Notes and short-term obligations	$76,465	$51,753
Current portion of long-term debt	22,245	10,680
Current portion of obligations under capital lease	1,676	10,378
Accounts payable	976,959	813,328
Accrued expenses	265,924	228,435
Patronage refunds and other member equities payable	29,622	22,317

Total current liabilities	1,372,891	1,136,891
Long-term debt	639,168	933,236
Obligations under capital lease	7,634	90,524
Employee benefits and other liabilities	165,796	174,877
Minority interests	6,012	9,350
Equities:
Capital stock	1,967	2,059
Member equities	893,518	852,759
Accumulated other comprehensive loss	(75,163)	(73,792)
Retained earnings	83,235	73,878

Total equities	903,557	854,904

Commitments and contingencies	—	—

Total liabilities and equities	$3,095,058	$3,199,782

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Land O’Lakes, Inc.
($ in thousands)

Years Ended December 31	2005	2004	2003

Cash flows from operating activities:
Net earnings	$128,943	$21,433	$81,994
(Earnings) loss from discontinued operations, net of income taxes	(2,167)	6,747	4,922
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	99,312	107,214	111,500
Amortization of deferred financing costs	8,733	5,625	7,736
Loss on extinguishment of debt	11,014	—	—
Bad debt expense	1,967	2,351	5,214
Proceeds from patronage revolvement received	8,123	6,043	5,000
Non-cash patronage income	(1,852)	(1,355)	(3,578)
Receivable from legal settlement	—	—	96,707
Deferred income tax expense (benefit)	5,177	(4,977)	11,675
Decrease in other assets	13,246	5,740	5,865
Increase (decrease) in other liabilities	3,570	(3,499)	(2,216)
Restructuring and impairment charges	6,381	44,315	6,342
Gain from divestiture of businesses	—	(1,438)	(684)
Gain on sale of investment in CF Industries, Inc.	(102,446)	—	—
Equity in earnings of affiliated companies	(36,692)	(58,412)	(57,249)
Minority interests	1,354	1,648	6,366
Other	(7,389)	(1,239)	(12,125)
Changes in current assets and liabilities, net of acquisitions and divestitures:
Receivables	(38,964)	37,586	(46,484)
Inventories	(6,058)	15,105	(14,314)
Other current assets	(50,468)	(36,152)	(56,926)
Accounts payable	164,155	72,378	36,345
Accrued expenses	17,143	(17,089)	44,400

Net cash provided by operating activities	223,082	202,024	230,490
Cash flows from investing activities:
Additions to property, plant and equipment	(70,424)	(96,099)	(71,651)
Acquisitions, net of cash acquired	(46,101)	(12,150)	—
Payments for investments	(5,566)	(703)	(10,047)
Net proceeds from divestiture of businesses	2,635	13,068	1,815
Proceeds from sale of investments	316,900	2,342	3,000
Proceeds from sale of property, plant and equipment	22,197	11,990	21,727
Dividends from investments in affiliated companies	35,250	47,846	37,356
Decrease (increase) in restricted cash	20,338	(220)	(20,118)
Other	543	860	3,667

Net cash provided (used) by investing activities	275,772	(33,066)	(34,251)
Cash flows from financing activities:
Increase (decrease) in short-term debt	21,256	(28,616)	11,683
Proceeds from issuance of long-term debt	2,022	17,416	185,037
Principal payments on long-term debt	(287,344)	(146,011)	(304,910)
Principal payments on obligations under capital lease	(92,556)	(10,367)	(9,590)
Payments for debt extinguishment costs	(11,014)	—	—
Payments for debt issuance costs	—	(4,323)	(3,486)
Payments for redemption of member equities	(68,714)	(34,615)	(24,380)
Other	(1,993)	(304)	(688)

Net cash used by financing activities	(438,343)	(206,820)	(146,334)
Net cash provided (used) by discontinued operations	46,057	724	(3,958)

Net increase (decrease) in cash and cash equivalents	106,568	(37,138)	45,947
Cash and cash equivalents at beginning of year	73,136	110,274	64,327

Cash and cash equivalents at end of year	$179,704	$73,136	$110,274

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF EQUITIES
Land O’Lakes, Inc.
($ in thousands)
Years Ended December 31, 2005, 2004, and 2003

					Accumulated
					Other
	Capital	Member Equities			Comprehensive	Retained	Total
	Stock	Allocated	Deferred	Net	Income (Loss)	Earnings	Equities

Balance, December 31, 2002	$2,190	$884,697	$(25,701)	$858,996	$(622)	$35,201	$895,765
Capital stock issued	3	—	—	—	—	—	3
Capital stock redeemed	(68)	—	—	—	—	—	(68)
2003 earnings, as applied	—	40,045	(312)	39,733	—	42,261	81,994
Less portion stated as current liability	—	(11,640)	—	(11,640)	—	—	(11,640)
Portion of member equities stated as current liability	—	(7,809)	—	(7,809)	—	—	(7,809)
Cash patronage and redemption of member equities	—	(24,380)	—	(24,380)	—	—	(24,380)
Redemption included in prior year’s liabilities	—	12,388	—	12,388	—	—	12,388
Minimum pension liability adjustment, net of income taxes	—	—	—	—	(65,617)	—	(65,617)
Unrealized gain on available-for-sale investment securities	—	—	—	—	1,062	—	1,062
Foreign currency translation adjustment	—	—	—	—	(508)	—	(508)
Other, net	—	(702)	—	(702)	—	(1,124)	(1,826)

Balance, December 31, 2003	2,125	892,599	(26,013)	866,586	(65,685)	76,338	879,364
Capital stock issued	2	—	—	—	—	—	2
Capital stock redeemed	(68)	—	—	—	—	—	(68)
2004 earnings, as applied	—	23,636	1,920	25,556	—	(4,123)	21,433
Less portion stated as current liability	—	(15,757)	—	(15,757)	—	—	(15,757)
Portion of member equities stated as current liability	—	(6,560)	—	(6,560)	—	—	(6,560)
Cash patronage and redemption of member equities	—	(34,615)	—	(34,615)	—	—	(34,615)
Redemption included in prior year’s liabilities	—	19,449	—	19,449	—	—	19,449
Minimum pension liability adjustment, net of income taxes	—	—	—	—	(7,402)	—	(7,402)
Unrealized loss on available-for-sale investment securities	—	—	—	—	(521)	—	(521)
Foreign currency translation adjustment	—	—	—	—	(184)	—	(184)
Other, net	—	(1,615)	(285)	(1,900)	—	1,663	(237)

Balance, December 31, 2004	2,059	877,137	(24,378)	852,759	(73,792)	73,878	854,904
Capital stock issued	9	—	—	—	—	—	9
Capital stock redeemed	(101)	—	—	—	—	—	(101)
2005 earnings, as applied	—	118,273	1,847	120,120	—	8,823	128,943
Less portion stated as current liability	—	(23,655)	—	(23,655)	—	—	(23,655)
Portion of member equities stated as current liability	—	(5,967)	—	(5,967)	—	—	(5,967)
Cash patronage and redemption of member equities	—	(68,714)	—	(68,714)	—	—	(68,714)
Redemption included in prior year’s liabilities	—	22,317	—	22,317	—	—	22,317
Minimum pension liability adjustment, net of income taxes	—	—	—	—	(2,603)	—	(2,603)
Unrealized loss on available-for-sale investment securities	—	—	—	—	(155)	—	(155)
Foreign currency translation adjustment, net of income taxes	—	—	—	—	1,387	—	1,387
Other, net	—	(3,181)	(161)	(3,342)	—	534	(2,808)

Balance, December 31, 2005	$1,967	$916,210	$(22,692)	$893,518	$(75,163)	$83,235	$903,557

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands in tables)
1. Summary of Significant Accounting Policies
Nature of Operations Land O’Lakes, Inc. is a diversified member-owned food and agricultural cooperative serving agricultural producers throughout the United States. Through its five operating segments of Dairy Foods, Feed, Seed, Agronomy and Layers, Land O’Lakes, Inc. procures approximately 12 billion pounds of member milk annually, markets more than 300 dairy products and provides member cooperatives, farmers and ranchers with an extensive line of agricultural supplies (including feed, seed, crop nutrients and crop protection products).
Revenue Recognition Revenue is recognized when products are shipped and the customer takes ownership and assumes risk of loss, collection of the relevant receivables is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable. Sales are reduced by certain coupon, trade promotion and other costs, some of which are recorded by estimating expense based on the Company’s historical experience Estimated product returns in Seed are deducted from sales at the time of shipment.
Statement Presentation The consolidated financial statements include the accounts of Land O’Lakes, Inc. and wholly owned and majority-owned subsidiaries and limited liability companies (“Land O’Lakes” or the “Company”). Intercompany transactions and balances have been eliminated. Certain reclassifications have been made to the 2004 and 2003 consolidated financial statements to conform to the 2005 presentation.
Cash and Cash Equivalents Cash and cash equivalents include short-term, highly liquid investments with original maturities of three months or less.
Inventories Inventories are valued at the lower of cost or market. Cost is determined on a first-in, first-out or average cost basis.
Derivative Instruments In the normal course of operations, the Company purchases commodities such as milk, butter and soybean oil in Dairy Foods; soybean meal and corn in Feed; and soybeans in Seed. Derivative commodity instruments, consisting primarily of futures contracts offered through regulated commodity exchanges, are used to reduce exposure to changes in commodity prices. These contracts are not designated as hedges under Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The futures contracts are marked-to-market each month and gains and losses (“unrealized hedging gains and losses”) are recognized in cost of sales. The Company has established formal position limits to monitor its hedging activities and generally does not use derivative commodity instruments for speculative purposes.
     The Company uses interest rate swaps to help manage its exposure to interest rate fluctuations. The objective of the swaps is to maintain an appropriate balance between fixed and floating interest rate exposures. Both changes in the fair value of the interest rate swaps designated and effective as fair value hedges and changes in the fair value of the underlying hedged debt are recorded as adjustments to interest expense.
Investments Investments in other cooperatives are stated at cost plus unredeemed patronage refunds received, or estimated to be received, in the form of capital stock and other equities. Estimated patronage refunds are not recognized for tax purposes until notices of allocation are received. The equity method of accounting is used for investments in other companies in which Land O’Lakes voting interest is 20% to 50%. Investments in less than 20%-owned companies are stated at cost as the Company does not have the ability to exert significant influence.
Property, Plant and Equipment Property, plant and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful life (10 to 30 years for land improvements and buildings and building equipment, 3 to 10 years for machinery and equipment and 3 years for software) of the respective assets in accordance with the straight-line method. Accelerated methods of depreciation are used for income tax purposes.
Goodwill and Other Intangible Assets Goodwill represents the excess of the purchase price of an acquired entity over the amounts assigned to assets acquired and liabilities assumed.
     Other intangible assets consist primarily of trademarks, patents and agreements not to compete. Certain trademarks are not amortized because they have indefinite lives. The remaining other intangible assets are amortized using the straight-line method over their estimated useful lives, ranging from 3 to 17 years.
Recoverability of Long-Lived Assets The test for goodwill impairment is a two-step process and is performed on at least an annual basis. The first step is a comparison of the fair value of the reporting unit with its carrying amount, including goodwill. If this step reflects impairment, then the loss would be measured as the excess of recorded goodwill over its implied fair value. Implied fair value is the excess of fair value of the reporting unit over the fair value of all identified assets and liabilities. The Company assesses the recoverability of other long-lived assets annually or whenever events or changes in circumstance indicate that expected future undiscounted cash flows might not be sufficient to support the carrying amount of an asset. The Company deems an asset to be impaired if a forecast of undiscounted future operating cash flows is less than its carrying amount. If an asset is determined to be impaired, the loss is measured as the amount by which the carrying value of the asset exceeds its fair value.
Income Taxes Land O’Lakes is a non-exempt agricultural cooperative and is taxed on all non-member earnings and any member earnings not paid or allocated to members by qualified written notices of allocation as that term is used in section 1388(c) of the Internal Revenue Code. The Company files a consolidated tax return with its fully taxable subsidiaries.
     The Company establishes deferred income tax assets and liabilities based on the difference between the financial and income tax carrying values of assets and liabilities using existing tax rates.
Advertising and Promotion Costs Advertising and promotion costs are expensed as incurred. Advertising and promotion costs were $54.0 million, $52.9 million and $52.1 million in 2005, 2004 and 2003, respectively.
Research and Development Expenditures for research and development are charged to adminis-

trative expense in the year incurred. Total research and development expenses were $30.3 million, $29.6 million and $29.6 million in 2005, 2004 and 2003, respectively.
Stock-Based Compensation The Company offers a Value Appreciation Right Awards (VAR) plan to certain eligible employees. Participants are granted an annual award of VAR “Units,” which are not traditional stock and do not provide the employee any voting right or right to receive assets of Land O’Lakes. This plan is accounted for in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation,” using the fair-value method. Units are issued as of January 1 and valued based on a formula reflecting the fair value of the Company at the close of the preceding year. Compensation cost is recognized for the appreciation in the value of the Units over a four-year vesting period, including participant awards which become fully vested upon retirement, using the graded vesting method as described in SFAS Interpretation No. 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans.” Stock-based compensation expenses were $2.3 million in 2005, $0.8 million in 2004 and $0 in 2003, respectively.
Recent Accounting Pronouncements In December 2004, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (FSP) No. 109-1, “Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004”. FSP No. 109-1 states that the tax deduction on qualified domestic production activities should be accounted for as a special deduction under SFAS No. 109, “Accounting for Income Taxes,” and not be treated as a rate reduction. Accordingly, any benefit from the deduction should be reported in the period in which the deduction is claimed on the tax return. This FSP was effective January 1, 2005, and the Company has included a $0.6 million income tax benefit related to this deduction in its consolidated financial statements for the year ended December 31, 2005.
     In December 2004, the FASB issued Statement No. 123(R), “Share-Based Payment.” This Statement eliminated the alternative of accounting for share-based compensation under APB Opinion No. 25, “Accounting for Stock Issued to Employees.” The revised standard requires compensation expense for shares with accelerated vesting provisions to be recognized in the period the employee becomes eligible for the award. This Statement is effective January 1, 2006 and is not expected to have a significant impact on the Company’s consolidated financial statements.
     In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB 51”
(“FIN 46”). The primary objectives of FIN 46 are to provide guidance on the identification and consolidation of variable interest entities, or VIEs, which are entities for which control is achieved through means other than through voting rights. As permitted by the Interpretation, the Company early-adopted FIN 46 as of July 1, 2003 and began consolidating MoArk, LLC (“MoArk”), an egg production and marketing company. FIN 46 was revised in December 2003 and was effective for the Company on January 1, 2005 and had no material impact to the Company’s consolidated financial statements.
     In November 2004, the FASB issued Statement No. 151, “Inventory Costs.” This Statement requires that abnormal idle facility expense, spoilage, freight and handling cost be recognized as current-period charges. In addition, Statement No. 151 requires that allocation of fixed production overhead costs to inventories be based on the normal capacity of the production facility. The Company is required to adopt the provisions of this Statement prospectively after January 1, 2006.
The effect of adoption is not expected to be material to the Company’s consolidated financial statements.
Accounting Estimates The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
2. MoArk, LLC Consolidation and Planned Acquisition of Minority Interest
Through June 30, 2003, the Company carried its 50% ownership interest in MoArk, LLC (“MoArk”) under the equity method and the remaining interest was owned by Osborne Investments, LLC (“Osborne”). In 2003, the Company increased its ownership from 50% to 57.5% with an additional investment of $7.8 million; and in accordance with the provisions of FIN 46, “Consolidation of Variable Interest Entities,” effective July 1, 2003, the Company consolidated MoArk into its financial statements. Although Osborne held a 42.5% ownership interest in MoArk, the Company was allocated 100% of the earnings or loss from the operations of MoArk.
     The Company held a right to acquire (and Osborne held the right to require the Company to acquire) the remaining 42.5% of MoArk owned by Osborne for a $42.2 million minimum payment in 2007, plus an additional amount related to market conditions. In 2005, the Company and Osborne agreed to accelerate the transfer of ownership; and, in January 2006, the Company purchased the remaining 42.5% minority interest in MoArk for $71.0 million in cash. Accordingly, the Company had a $71.0 million accrued expense liability in the consolidated balance sheet at December 31, 2005.
3. Restricted Cash
On March 28, 2003, Cheese & Protein International LLC (“CPI”), a consolidated subsidiary, amended its lease for property and equipment relating to its cheese manufacturing and whey processing plant in Tulare, California. The amendment required Land O’Lakes to maintain a $20 million cash account to support the lease. In 2005, this amount was released to the Company as more fully described in Note 21.
4. Receivables
A summary of receivables at December 31 is as follows:

	2005	2004

Trade accounts	$95,040	$67,687
Notes and contracts	90,119	65,003
Notes from sale of trade receivables (see Note 5)	369,429	362,123
Other	51,167	79,566

	605,755	574,379
Less allowance for doubtful accounts	14,310	15,538

Total receivables, net	$591,445	$558,841

A substantial portion of Land O’Lakes receivables is concentrated in agriculture as well as the wholesale and retail food industries. Collections of these receivables may be dependent upon economic returns in these industries. The Company’s credit risks are continually reviewed, and management believes that adequate provisions have been made for doubtful accounts.
5. Receivables Purchase Facility
In December 2001, the Company established a $100 million (expanded to $200 million in 2004) receivables purchase facility with CoBank, ACB (“CoBank”) in an effort to reduce the Company’s overall financing costs. A wholly owned, unconsolidated special purpose entity (“SPE”) was established for the limited purpose of purchasing and obtaining financing for these receivables. The transfers of the receivables from the Company to the SPE are structured as sales; accordingly, the receivables transferred to the SPE are not reflected in the Company’s consolidated balance sheets. The Company sells the receivables to the SPE in exchange for a note equal to the present value of the receivables, adjusted for risk of loss. Amounts owing on the note are paid back to the Company upon collection of the receivables by the SPE or when the SPE enters into borrowings with CoBank. Accordingly, cash flows between the Company and the SPE represent collections on the notes receivable, which were $6,626.8 million and $5,658.4 million in 2005 and 2004, respectively. The Company is subject to credit risk related to the repayment of the notes receivable with the SPE, which, in turn, is dependent upon the collection of the SPE’s receivables pool. The Company has retained reserves for estimated losses. The Company expects no significant gains or losses from the facility. At December 31, 2005 and 2004, the SPE had no borrowings outstanding with CoBank under this facility.
6. Inventories
A summary of inventories at December 31 is as follows:

	2005	2004

Raw materials	$148,560	$159,842
Work in process	2,297	9,216
Finished goods	302,278	284,957

Total inventories	$453,135	$454,015

7. Investments
A summary of investments at December 31 is as follows:

	2005	2004

Agriliance LLC	$112,932	$101,263
Ag Processing Inc	35,831	37,461
Advanced Food Products, LLC	31,904	31,322
Agronomy Company of Canada Ltd.	14,464	10,549
CoBank, ACB	10,688	15,467
Universal Cooperatives, Inc.	7,716	7,629
Melrose Dairy Proteins, LLC	7,495	7,293
Prairie Farms Dairy, Inc.	4,315	4,795
MoArk/Fort Recovery Egg Marketing, LLC	1,103	541
Other — principally cooperatives and joint ventures	37,338	41,228
CF Industries, Inc.	—	213,002

Total investments	$263,786	$470,550

In 2005, the Company sold its entire interest in CF Industries, Inc., a domestic manufacturer of crop nutrients in Agronomy, for $315.5 million in cash, which resulted in a gain on sale of investment of $102.4 million. In 2004, the Company sold certain investments in Feed for $2.3 million in cash.
     The Company’s two largest equity investments based on each investee’s total assets or earnings were Agriliance LLC and MoArk/Fort Recovery Egg Marketing, LLC. Summarized financial information as of and for the years ended December 31 is as follows:
Agriliance LLC:

	2005	2004

Net sales	$3,819,523	$3,489,824
Gross profit	377,682	360,252
Net earnings	71,011	78,624
Current assets	1,712,290	1,696,688
Non-current assets	154,270	124,751
Current liabilities	1,520,780	1,490,313
Non-current liabilities	119,917	128,631
Total equity	225,863	202,495

MoArk/Fort Recovery Egg Marketing, LLC:

	2005	2004

Net sales	$61,937	$81,152
Gross (loss) profit	(9,356)	12,918
Net (loss) earnings	(9,776)	12,561
Current assets	7,402	6,034
Non-current assets	80	—
Current liabilities	5,276	4,952
Non-current liabilities	—	—
Total equity	2,206	1,082

8. Property, Plant and Equipment
A summary of property, plant and equipment at December 31 is as follows:
Owned property, plant and equipment:

	2005	2004

Machinery and equipment	$698,751	$637,394
Buildings and building equipment	351,626	318,868
Land and land improvements	64,060	60,797
Software	61,603	61,847
Construction in progress	27,778	30,452

	1,203,818	1,109,358
Less accumulated depreciation	545,610	499,346

Total property, plant and equipment, net	$658,208	$610,012

Property under capital lease:

	2005	2004

Machinery and equipment	$7,599	$80,974
Buildings and building equipment	7,251	35,629
Land and land improvements	200	2,346

	15,050	118,949
Less accumulated depreciation	4,608	18,770

Total property under capital lease, net	$10,442	$100,179

9. Goodwill and Other Intangible Assets
Goodwill
The carrying amount of goodwill by segment at December 31 is as follows:

	2005	2004

Feed	$115,593	$113,806
Layers	79,567	79,764
Dairy Foods	69,904	69,904
Agronomy	51,566	57,643
Seed	10,429	10,465

Total goodwill	$327,059	$331,582

In 2005, goodwill increased by $1.8 million in Feed due to the partial purchase of a minority interest of a subsidiary for a price in excess of the minority interest share acquired. Goodwill decreased by $0.2 million in Layers, which resulted from the reclassification of $33.8 million of goodwill to assets held for sale in other current assets, partially offset by $33.6 million of additional goodwill from the presumed purchase of the minority interest in MoArk, LLC. The goodwill decrease in Agronomy resulted from amortization associated with investments in joint ventures and cooperatives.
Other Intangible Assets
A summary of other intangible assets at December 31 is as follows:

	2005	2004

Amortized other intangible assets:
Patents, less accumulated amortization of $4,909 and $3,757, respectively	$11,802	$12,960
Trademarks, less accumulated amortization of $2,078 and $2,048, respectively	1,892	1,845
Other intangible assets, less accumulated amortization of $8,543 and $9,620, respectively	6,448	7,586

Total amortized other intangible assets	20,142	22,391
Total non-amortized other intangible assets — trademarks and dealer networks	76,625	76,625

Total other intangible assets	$96,767	$99,016

     Amortization expense for the years ended December 31, 2005, 2004 and 2003 was $4.7 million, $4.3 million and $5.3 million, respectively. The estimated amortization expense related to other intangible assets subject to amortization for the next five years will approximate $2.4 million annually. The weighted-average life of the intangible assets subject to amortization is approximately nine years.
10. Debt Obligations
The Company had notes and short-term obligations at December 31, 2005 and 2004 of $76.5 million and $51.8 million, respectively. The weighted average interest rates on short-term borrowings and notes outstanding at December 31, 2005 and 2004 were 5.67% and 4.19%, respectively.
A summary of long-term debt at December 31 is as follows:

	2005	2004

Senior unsecured notes — due 2011 (8.75%)	$196,452	$350,000
Senior secured notes — due 2010 (9.00%)	175,000	175,000
Term B loan — paid in full in 2005	—	118,373
Capital Securities of Trust Subsidiary — due 2028 (7.45%)	190,700	190,700
MoArk, LLC debt — due 2006 through 2023 (7.58% weighted average)	59,136	73,471
Industrial development revenue bonds and other secured notes payable — due 2006 through 2016 (1.65% to 6.00%)	14,893	14,917
Other debt	25,232	21,455

	661,413	943,916
Less current portion	22,245	10,680

Total long-term debt	$639,168	$933,236

     In November 2005, the Company completed a “modified Dutch Auction” cash tender of its 8.75% senior unsecured notes due 2011. The Company purchased $149.8 million in aggregate principal amount of the notes at a purchase price of $1,070 per $1,000 principal amount.
     In September 2005, the Company initiated a par offer in accordance with the indentures governing the 8.75% senior unsecured notes and 9.00% senior secured notes as a result of proceeds received from the sale of its investment in CF Industries. A total of $3.8 million of the Company’s 8.75% senior unsecured notes were tendered. None of the 9.00% senior secured notes were tendered.
     During February and March 2005, the Company paid off the remaining balance of the Term B loan without penalty. In February 2005, the Company made a $50.0 million prepayment on the Term B loan, of which approximately $46.5 million was mandatory based on an excess cash flow calculation for the year ended December 31, 2004, as defined in the credit agreement. The remaining $3.5 million was optional. In March 2005, the Company made a further prepayment of the remaining $68.4 million on the Term B loan due, in part, from cash proceeds received from the disposal of assets related to its swine production operations.
     Land O’Lakes Capital Trust I (the “Trust”) was created for the sole purpose of issuing $200.0 million of Capital Securities and investing the proceeds thereof in an equivalent amount of debentures of the Company. The sole assets of the Trust, $206.2 million principal amount Junior Subordinated Deferrable Interest Debentures (the “Debentures”) of the Company, bearing interest at 7.45% and maturing on March 15, 2028, are eliminated upon consolidation.

     Interest paid on debt obligations was $78.0 million, $80.3 million and $79.9 million in 2005, 2004 and 2003, respectively.
     At December 31, 2005, the Company also had a $200 million revolving credit facility due January 2007, subject to a borrowing base limitation. There were no borrowings on this facility as of December 31, 2005. As of December 31, 2005, $147.6 million was available under the revolving credit facility after giving effect to $52.4 million of outstanding letters of credit, which reduce availability. Borrowings under the revolving credit facility bear interest at a variable rate (either LIBOR or an Alternative Base Rate) plus an applicable margin. The margin depends on Land O’Lakes leverage ratio. Based upon Land O’Lakes leverage ratio at the end of 2005, the LIBOR margin for the revolving credit facility is 200 basis points. Spreads for the Alternative Base Rate are 100 basis points lower than the applicable LIBOR spreads. LIBOR may be set for one, two, three or six month periods at the election of the Company. As a result of the Company’s January 2006 purchase of the minority interest in MoArk, LLC, the revolving credit facility was amended to allow for the continued treatment of MoArk as an unrestricted subsidiary under this agreement.
     The Company’s MoArk subsidiary had a $60 million revolving credit facility due March 2006, subject to a borrowing base limitation. Borrowings of $19 million and $0, respectively, were outstanding at December 31, 2005 and 2004, and are recorded as notes and short-term obligations. MoArk had outstanding notes and term loans of $59.1 million and $73.5 million as of December 31, 2005 and 2004, respectively. The term loans and revolving credit facility are subject to certain debt covenants, including a minimum interest coverage ratio and a maximum net allowable capital expenditure calculation. At December 31, 2005, MoArk was not in compliance with these covenant requirements and obtained waivers until February 2007 for a term loan and until March 2006 for a term loan and the revolving credit facility.
     Substantially all of the Company’s assets, excluding assets of MoArk, have been pledged to its lenders under the terms of its financing arrangements including, but not limited to, the revolving credit facility and the senior secured notes due 2010. Land O’Lakes debt covenants include certain minimum financial ratios that were all satisfied as of December 31, 2005.
     The Company uses interest rate swaps to help manage exposure to interest rate fluctuations. These swaps mirror the terms of the 8.75% senior unsecured notes and effectively convert $102 million of such notes from a fixed 8.75% rate to an effective rate of LIBOR plus 385 basis points. At December 31, 2005, the aggregate notional amount of the swaps was $102 million. The fair value of the interest rate swaps at December 31, 2005 was a liability of $1.9 million, which is reflected in employee benefits and other liabilities, and the fair value adjustment on the hedged debt was included in long-term debt in the consolidated balance sheets.
     The maturity of long-term debt for the next five years and thereafter is summarized in the table below.

Year	Amount

2006	$22,245
2007	11,078
2008	5,748
2009	5,437
2010	180,589
2011 and thereafter	436,316

11. Other Comprehensive Income

	2005	2004	2003

Net earnings	$128,943	$21,433	$81,994
Minimum pension liability adjustment (net of income taxes of $1,592 in 2005, $4,698 in 2004 and $40,645 in 2003)	(2,603)	(7,402)	(65,617)
Unrealized (loss) gain on available-for-sale investment securities	(155)	(521)	1,062
Foreign currency translation adjustment	1,387	(184)	(508)

Total comprehensive income	$127,572	$13,326	$16,931

The minimum pension liability adjustment for 2005, 2004 and 2003 reflects $(5.7) million, $(8.6) million and $(60.9) million, respectively, for Land O’Lakes defined benefit pension plans and $3.1 million, $1.2 million and $(4.7) million, respectively, for the Company’s portion of the minimum pension liability adjustment for its joint venture in Agriliance LLC.
The components of accumulated other comprehensive loss as of December 31 are as follows:

	2005	2004

Minimum pension liability, net of income taxes	$(76,638)	$(74,035)
Unrealized gain on available-for-sale investment securities	404	559
Foreign currency translation adjustment	1,071	(316)

Accumulated other comprehensive loss	$(75,163)	$(73,792)

12. Fair Value of Financial Instruments
The following tables provide information about the carrying amount, notional amount and fair value of financial instruments, including derivative financial instruments. The Company believes it is not practical to estimate the fair value of investments in other cooperatives due to the excessive cost involved, as there is no established market for these investments. The carrying value of financial instruments classified as current assets and current liabilities, such as cash and short-term investments, receivables, accounts payable and notes and short-term obligations, approximate fair value due to the short-term maturity of the instruments. The carrying value of MoArk’s LIBOR-based debt also approximates fair value since the interest rate automatically adjusts every one to three months and credit spreads are not believed to have changed materially since the facilities were established. The fair value of fixed rate long-term debt was estimated through a present value calculation based on available information on prevailing market interest rates for similar securities on the respective reporting dates and is summarized at December 31, as follows:

	2005		2004
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Senior unsecured notes due 2011	$196,452	$205,601	$350,000	$348,406
Senior secured notes due 2010	175,000	192,021	175,000	191,329
MoArk fixed rate debt	37,843	36,744	50,943	51,986
Capital Securities of Trust Subsidiary due 2028	190,700	153,031	190,700	78,957

     The Company enters into futures and options contract derivatives to reduce risk on the market value of inventory and fixed or partially fixed purchase and sale contracts. The notional or contractual amount of derivatives provide an indication of the extent of the Company’s involvement in such instruments at that time but does not represent exposure to market risk or future cash requirements under certain of these instruments. A summary of the notional or contractual amounts of these instruments at December 31 is as follows:

	2005		2004
	Notional	Fair	Notional	Fair
	Amount	Value	Amount	Value

Derivative financial instruments:
Commodity futures and options contracts
Commitments to purchase	$177,507	$(433)	$147,965	$(3,790)
Commitments to sell	(61,162)	(4,477)	(62,224)	(4,171)

13. Income Taxes
The components of the income tax provision are summarized as follows:

	2005	2004	2003

Current expense (benefit)
Federal	$(584)	$5,071	$7,999
State	912	1,310	1,029

	328	6,381	9,028

Deferred expense (benefit)
Federal	4,377	(4,368)	9,279
State	800	(609)	2,396

	5,177	(4,977)	11,675

Income tax expense	$5,505	$1,404	$20,703

The effective tax rate differs from the statutory rate primarily as a result of the following:

	2005	2004	2003

Statutory rate	35.0%	35.0%	35.0%
Patronage refunds	(31.3)	(28.0)	(13.0)
State income tax, net of federal benefit	0.8	1.5	2.1
Amortization of goodwill	—	1.6	0.3
Effect of foreign operations	(0.7)	(4.0)	(1.4)
Disposal of investment	—	(4.2)	—
Additional taxes provided (benefited)	1.4	0.9	(5.0)
Meals and entertainment	0.6	3.3	1.3
Tax credits	(0.6)	(2.9)	(0.6)
Other, net	(1.0)	1.5	0.5

Effective tax rate	4.2%	4.7%	19.2%

The significant components of the deferred tax assets and liabilities at December 31 are as follows:

	2005	2004

Deferred tax assets related to:
Deferred patronage	$45,864	$31,889
Accrued expenses	71,438	67,389
Allowance for doubtful accounts	4,973	6,125
Inventories	—	3,673
Asset impairments	4,233	16,039
Joint ventures	—	20,553
Net operating loss carryforwards	36,447	32,178
Deferred tax credits	7,502	6,773

Total deferred tax assets	170,457	184,619

Deferred tax liabilities related to:
Property, plant and equipment	105,162	101,022
Inventories	3,779	—
Joint ventures	989	—
Intangibles	10,778	26,643
Deferred revenue	13,827	17,265
Other, net	787	2,123

Total deferred tax liabilities	135,322	147,053

Net deferred tax assets	$35,135	$37,566

The net deferred tax assets are classified in the consolidated balance sheets as follows:

	2005	2004

Other current assets	$26,402	$28,797
Other assets	8,733	8,769

Total net deferred tax assets	$35,135	$37,566

As of December 31, 2005, the Company had net operating loss carryforwards of approximately $95.3 million for tax purposes available to offset future taxable income. If not used, these carryforwards will expire, primarily in years 2022 and 2024.

     As of December 31, 2005, a basis difference of approximately $13.0 million existed with respect to investments in foreign subsidiaries and foreign corporate joint ventures that are considered to be indefinite in nature. The underlying deferred tax liability has not been recognized due to the permanent nature of the investment.
     SFAS No. 109, “Accounting for Income Taxes,” requires consideration of a valuation allowance if it is “more likely than not” that benefits of deferred tax assets will not be realized. The Company has determined, based on prior earnings history, reversal of deferred liabilities and anticipated earnings, that no valuation allowance is necessary.
     Income taxes paid (recovered) in 2005, 2004 and 2003 were $0.1 million, $11.1 million and $(6.6) million, respectively.
14. Pension and Other Postretirement Plans
The Company has a qualified, defined benefit pension plan which generally covers all eligible employees not participating in a labor negotiated plan. Plan benefits are generally based on years of service and employees’ highest compensation during five consecutive years of employment. Annual payments to the pension trust fund are determined in compliance with the Employee Retirement Income Security Act (“ERISA”). In addition, the Company has a noncontributory, supplemental executive retirement plan (“SERP”) and a discretionary capital accumulation plan (“CAP”), both of which are non-qualified, defined benefit pension plans and are unfunded.
     The Company also sponsors plans that provide certain health care benefits for retired employees. Generally, employees hired by Land O’Lakes prior to October 1, 2002 become eligible for these benefits upon meeting certain age and service requirements; employees hired by Land O’Lakes after September 30, 2002 are eligible for access-only retirement health care benefits at their expense. The Company funds only the plans’ annual cash requirements.
     The Company uses a November 30 measurement date for its plans.
Obligation and Funded Status at December 31

	Pension Benefits
	Qualified Plan		Non-qualified Plans
	2005	2004	2005	2004

Change in benefit obligation:
Benefit obligation at beginning of year	$440,637	$415,398	$46,666	$47,732
Service cost	17,143	16,957	297	154
Interest cost	27,084	24,627	2,939	2,745
Plan participants’ contributions	—	—	—	—
Plan amendments	—	(3,309)	—	(199)
Actuarial (gain) loss	44,747	5,584	6,476	(1,329)
Benefits paid	(20,751)	(18,620)	(2,629)	(2,437)

Benefit obligation at end of year	$508,860	$440,637	$53,749	$46,666

Change in plan assets:
Fair value of plan assets at beginning of year	$390,390	$361,265	$—	$—
Actual gain on plan assets	31,101	37,745	—	—
Company contributions	25,000	10,000	2,629	2,437
Plan participants’ contributions	—	—	—	—
Benefits paid	(20,751)	(18,620)	(2,629)	(2,437)

Fair value of plan assets at end of year	$425,740	$390,390	$—	$—

Funded status	$(83,120)	$(50,247)	$(53,749)	$(46,666)
Unrecognized net actuarial loss	167,403	130,200	14,288	8,738
Unrecognized prior service cost	149	182	(2,076)	(2,539)
Unrecognized transition obligation	—	—	—	—

Net amount recognized	$84,432	$80,135	$(41,537)	$(40,467)

Amounts recognized in the consolidated balance sheets consist of:
Accrued benefit liability	(30,681)	(28,798)	(50,064)	(45,934)
Intangible asset	149	182	—	—
Accumulated other comprehensive loss before income taxes	114,964	108,751	8,527	5,467

Net amount recognized	$84,432	$80,135	$(41,537)	$(40,467)

	Other Postretirement Benefits
	2005	2004

Change in benefit obligation:
Benefit obligation at beginning of year	$71,194	$67,924
Service cost	650	804
Interest cost	3,913	4,079
Plan participants’ contributions	2,185	2,043
Plan amendments	—	—
Actuarial loss (gain)	(454)	4,481
Benefits paid	(7,489)	(8,137)

Benefit obligation at end of year	$69,999	$71,194

Change in plan assets:
Fair value of plan assets at beginning of year	$—	$—
Actual gain on plan assets	—	—
Company contributions	5,304	6,094
Plan participants’ contributions	2,185	2,043
Benefits paid	(7,489)	(8,137)

Fair value of plan assets at end of year	$—	$—

Funded status	$(69,999)	$(71,194)
Unrecognized net actuarial loss	34,142	37,062
Unrecognized prior service cost	2,128	2,394
Unrecognized transition obligation	4,500	5,143

Accrued benefit liability recognized in the consolidated balance sheets	$(29,229)	$(26,595)

     The accumulated benefit obligation for the Company’s defined benefit pension plan was $456.4 million and $419.2 million at December 31, 2005 and 2004, respectively. The accumulated benefit pension obligation for the Company’s non-qualified, defined benefit pension plans was $50.1 million and $45.9 million at December 31, 2005 and 2004, respectively.
Information for pension plans with an accumulated benefit obligation in excess of plan assets at December 31 is as follows:

	Pension Benefits
	Qualified Plan		Non-qualified Plans
	2005	2004	2005	2004

Projected benefit obligation	$508,860	$440,637	$53,749	$46,666
Accumulated benefit obligation	456,421	419,188	50,064	45,934
Fair value of plan assets	425,740	390,390	—	—

Components of net periodic benefit cost are as follows:

	Pension Benefits			Other Postretirement Benefits
	2005	2004	2003	2005	2004	2003

Service cost	$17,440	$17,111	$16,586	$650	$804	$803
Interest cost	30,023	27,372	27,169	3,913	4,079	4,353
Expected return on assets	(33,577)	(32,736)	(32,806)	—	—	—
Amortization of actuarial loss	10,946	5,923	1,771	2,465	2,346	2,169
Amortization of prior service cost	(430)	723	844	266	266	266
Amortization of transition obligation	—	—	—	643	643	643

Net periodic benefit cost	$24,402	$18,393	$13,564	$7,937	$8,138	$8,234

Additional Information

	Pension Benefits
	Qualified Plan		Non-qualified Plans
	2005	2004	2005	2004

(Decrease) increase in intangible asset	$(33)	$(4,470)	$—	$—
Increase in additional minimum liability	6,180	7,376	3,060	2,130

Increase in other comprehensive loss before income taxes	$6,213	$11,846	$3,060	$2,130

Weighted-average assumptions used to determine benefit obligations at December 31:

			Other Postretirement
	Pension Benefits		Benefits
	2005	2004	2005	2004

Discount rate	5.75%	6.00%	5.75%	6.00%
Rate of long-term return on plan assets	8.25%	8.50%	N/A	N/A
Rate of compensation increase	4.25%	4.25%	N/A	N/A

Weighted-average assumptions used to determine net periodic benefit cost for years ended December 31:

	Pension Benefits			Other Postretirement Benefits
	2005	2004	2003	2005	2004	2003

Discount rate	6.0%	6.25%	7.00%	6.00%	6.25%	7.00%
Rate of long-term return on plan assets	8.50%	8.50%	8.50%	N/A	N/A	N/A
Rate of compensation increase	4.25%	4.25%	4.25%	N/A	N/A	N/A

     The Company employs a building block approach in determining the long-term rate of return for the assets in the qualified, defined benefit pension plan. Historical markets are studied and long-term historical relationships between equities and fixed income are preserved consistent with the widely accepted capital market principle that assets with higher volatility generate a greater return over the long run. Current market factors, such as inflation and interest rates, are evaluated before long-term capital market assumptions are determined. Diversification and rebalancing of the plan assets are properly considered as part of establishing the long-term portfolio return. Peer data and historical returns are reviewed to check for reasonability and appropriateness. The Company determined its discount rate assumption at year end based on market trends and pre-

vailing interest rates on long-term corporate bonds. Specific indicators included long-term Treasury rates, corporate bond spreads as reported by Reuters and the Moody’s Investor Services AA corporate bond index.
Assumed health care cost trend rates at December 31:

	2005	2004

Health care cost trend rate assumed for next year	10.00%	10.00%
Rate to which the cost trend is assumed to decline (ultimate trend rate)	5.50%	5.50%
Year that rate reaches ultimate trend rate	2011	2010

     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1 percentage-point change in the assumed health care cost trend rate at December 31, 2005 would have the following effects:

	1 percentage-	1 percentage-
	point	point
	increase	decrease

Effect on total of service and interest cost	$242	$(214)

Effect on postretirement benefit obligation	$4,316	$(3,903)

Plan Assets
The Company’s qualified, defined benefit pension plan weighted-average asset allocations at December 31, 2005 and December 31, 2004, by asset category, are as follows:

Asset category	2005	2004	Target

U.S. equity securities	55%	55%	55%
International equity securities	10%	10%	10%
Fixed income securities and bonds	35%	35%	35%

Total	100%	100%	100%

     The Company has a Statement of Pension Investment Policies and Objectives (the “Statement”) that guides the retirement plan committee in its mission to effectively monitor and supervise the pension plan assets. Two general investment goals are reflected in the Statement: 1) the investment program for the pension plan should provide returns which improve the funded status of the plan over time and reduce the Company’s pension costs, and 2) the Company expects to receive above-average performance from the pension portfolio’s managers in exchange for the fees paid to them. As a result, the total fund’s annualized return before fees should, over a five-year horizon, exceed the annualized, weighted total rate of return of a customized index by 1 percentage point and rank in the top 35% on the Hewitt Associates pension fund universe. Although not a guarantee of future results, the total fund’s five-year annualized return before fees was 5.25%, which exceeded the custom index by 2 percentage points, and ranked in the top 39% on the Hewitt Associates pension fund universe. The 2005 total fund’s annualized return was 7.34%, which exceeded the custom index by 1.74 percentage points. The customized index contains the S&P 500 (weighted 55%), EAFE Index (weighted 10%) and Lehman Bros. Aggregate Bond Index (weighted 35%). Beginning April 1, 2005, the composite of the customized index changed by eliminating the S&P (weighted 55%) and replacing it with the Russell 1000 (weighted 45%) and Russell 2000 (weighted 10%).

Cash Flow
     The Company expects to contribute approximately $17.8 million to its defined pension plans and $5.9 million to its other postretirement benefits plan in 2006.
The benefits anticipated to be paid from the benefit plans, which reflect expected future years of service, and the Medicare subsidy expected to be received are as follows:

			Other	Health
	Qualified	Non-qualified	Postretirement	Care Subsidy
	Pension Plan	Pension Plans	Benefits	Receipts

2006	$21,000	$2,800	$5,900	$(1,100)
2007	22,000	2,900	6,200	(1,200)
2008	23,000	3,000	6,500	(1,300)
2009	24,000	3,200	6,700	(1,400)
2010	26,000	3,400	6,900	(1,500)
2011-2015	163,000	19,900	36,000	(9,200)

Other Benefit Plans
     Certain eligible employees are covered by defined contribution plans. The expense for these plans was $14.3 million, $14.2 million and $12.7 million for 2005, 2004 and 2003, respectively.
15. Equities
The authorized capital stock at December 31, 2005 consisted of 2,000 shares of Class A Common, $1,000 par value; 50,000 shares of Class B Common, $1 par value; 500 shares of nonvoting Class C Common, $1,000 par value; 10,000 shares of nonvoting Class D Common, $1 par value; and 1,000,000 shares of nonvoting, 8% non-cumulative Preferred, $10 par value.
The following details the activity in membership shares during the three years ended December 31, 2005:

	NUMBER OF SHARES
	Common				Preferred
	A	B	C	D

December 31, 2002	1,127	5,207	194	1,105	86,280
New Members	3	247	—	156	—
Redemptions	(36)	(540)	(4)	(119)	(2,762)

December 31, 2003	1,094	4,914	190	1,142	83,518
New Members	1	188	1	141	—
Redemptions	(38)	(758)	(8)	(165)	(2,130)

December 31, 2004	1,057	4,344	183	1,118	81,388
New Members	8	168	—	31	—
Redemptions	(61)	(394)	(8)	(125)	(3,072)

December 31, 2005	1,004	4,118	175	1,024	78,316

     Allocated patronage to members of $118.3 million, $23.6 million and $40.0 million for the years ended December 31, 2005, 2004 and 2003, respectively, is based on earnings in specific patronage or product categories and in proportion to the business each member does within each category.For 2005,Land O’Lakes issued qualified patronage and non-qualified patronage equities in the amounts of $80.8 million and $37.5 million,respectively. Qualified patronage equities are tax deductible by the Company when qualified written notices of allocation are issued and non-qualified patronage equities are tax deductible when redeemed with cash.
     The allocation to retained earnings of $8.8 million in 2005, $(4.1) million in 2004 and $42.3 million in 2003 represents earnings or (losses) generated by non-member businesses plus amounts under the retained earnings program as provided in the bylaws of the Company.
16. Acquisitions
In 2005, Land O’Lakes paid $30.1 million for the final payment on the Madison Dairy Produce Company acquisition, a private label butter business acquired by Dairy Foods in 2000. The $30.1 million was recorded in accrued liabilities in the consolidated balance sheet as of December 31, 2004. In December 2005, the Company paid $3.2 million for the remaining 1.5% minority interest in Cheese & Protein International LLC, a Dairy Foods cheese manufacturing and whey processing plant in Tulare, California. In September 2005, Feed increased the Company’s ownership in Penny-Newman Milling LLC, a grain and feed company in Fresno, California, from 40.0% to 50.01% with an additional investment of $4.0 million and began consolidating Penny-Newman Milling LLC in its financial statements effective September 30, 2005. In August 2005, the Company paid $8.2 million to acquire the assets of an alfalfa seed company. The results of operations of this Seed acquisition are included in the consolidated financial statements since that date. Other acquisition spending totaled $0.6 million.
     In June 2004, the Company completed the purchase of Farmland Industries 8% ownership position in Land O’Lakes Farmland Feed LLC, which gave Land O’Lakes 100% ownership of the entity. The Company paid $12.2 million to purchase the minority interest. Effective October 21, 2004, Land O’Lakes Farmland Feed LLC was renamed Land O’Lakes Purina Feed LLC.
17. Restructuring and Impairment Charges

	2005	2004	2003

Restructuring charges	$328	$2,441	$3,532
Impairment charges	6,053	5,374	2,810

Total restructuring and impairment charges	$6,381	$7,815	$6,342

Restructuring charges
In 2005, the Company had restructuring charges of $0.3 million. As a result of competitive conditions in the Upper Midwest, Dairy Foods closed a cheese facility in Greenwood, Wisconsin in February 2006. A $1.1 million restructuring charge was recorded in December 2005, which represented severance for approximately 30 employees and other exit costs. The Company expects to incur an additional $1.9 million of restructuring charges in 2006 related to contract termination and other shut-down costs for this facility. Partially offsetting this charge were reversals of $0.4 million related to prior year restructuring charges for the closure of the Volga, South Dakota cheese facility and $0.4 million related to prior year restructuring charges for downsizing Feed operations. The balance remaining to be paid at December 31, 2005 for employee severance, outplacement and other exit costs was $1.6 million.
     In 2004, the Company had restructuring charges of $2.4 million. Feed recorded a $2.9 million restructuring charge, which represented severance costs for approximately 100 employees due to the downsizing of operations. Dairy Foods had a reversal of $0.5 million related to prior year restructuring charges for the closure of the Volga, S.D. cheese facility. The balance remaining to be paid at December 31, 2004 for employee severance and outplacement costs was $3.8 million.
     In 2003, the Company recorded restructuring charges of $3.5 million. Of this amount, Dairy Foods recorded restructuring charges of $2.6 million for severance costs related to the closure of facilities in Perham, Minnesota and Volga, S.D. Feed recorded a restructuring charge of $0.6 million for severance costs related to the closure of feed plants, and Seed recorded a restructuring charge of $0.3 million for severance costs related to the closure of a facility. The balance remaining to be paid at December 31, 2003 for employee severance and outplacement costs was $4.2 million.
Impairment charges
In 2005, the Company incurred $6.1 million of impairment charges as the book values of certain fixed assets were written down to fair value based on estimated selling prices. In Dairy Foods, a $2.5 million impairment charge was incurred for the write-down of the Greenwood, Wisconsin cheese facility and $0.9 million was incurred for the write-down of manufacturing equipment at another facility. In Feed, $2.3 million of impairment charges were recorded, primarily related to the write-down of the Liberal, Kansas feed plant. This was the result of a decision to close and sell the facility due to declines in livestock numbers in the region. In Layers, a $0.4 million impairment charge for the write-down of plant fixed assets was recorded.
     In 2004, the Company incurred $5.4 million of impairment charges. This included a $1.5 million charge for goodwill impairment in Seed due to the sale of a subsidiary as well as charges for impairments related to the write-down of certain assets to their estimated fair value of $3.1 million in Feed, $0.6 million in Dairy Foods and $0.2 million in Other.
     In 2003, the Company recorded impairment charges of $2.8 million. Impairment charges of $1.3 million in Feed and $0.5 million in Seed were recognized for write-downs of certain assets to their estimated value. The Company also recorded a goodwill impairment in Seed for $1.0 million.
18. Assets and Liabilities Held for Sale
As part of its ongoing efforts to reposition non-strategic assets, the Company committed to a plan in the fourth quarter of 2005 to sell a portion of net assets in Layers. Management expects the asset repositioning to occur within a year. Accordingly, certain assets and liabilities were presented as assets held for sale in the consolidated financial statements. Balance sheet amounts for assets of $48.7 million and liabilities of $0.4 million have been reclassified to other current assets and accrued expenses, respectively, in the consolidated balance sheet at December 31, 2005.
19. Discontinued Operations
During 2005, the Company completed the sale of its swine production assets for net proceeds of $42.0 million which resulted in a gain, net of income taxes, of $0.1 million. Results from operations and balance sheet information have been classified and reported as discontinued operations and are set forth in the table below. The balance sheet amounts listed below are classified in other current assets and accrued expenses in the consolidated financial statements. The Company allocated interest to discontinued operations based on the amount of debt repaid as a result of the divestiture of these assets. Interest allocated to discontinued operations was $0.4 million in 2005, $2.1 million in 2004 and $1.9 million in 2003.

	2005	2004	2003

Net sales	$10,737	$65,691	$56,918
Earnings (loss) from discontinued operations before income taxes	3,509	(10,955)	(8,022)
Income tax (expense) benefit	(1,342)	4,208	3,100

Earnings (loss) from discontinued operations, net of income taxes	2,167	(6,747)	(4,922)

Current assets of discontinued operations	$—	$36,955

Current liabilities of discontinued operations	349	6,725

20. Other Expense (Income), Net

	2005	2004	2003

Loss on extinguishment of debt	$11,014	$—	$525
Gain on legal settlements	(584)	(5,415)	(22,842)
Gain on sale of investments, excluding CF Industries	(1,135)	(623)	(877)
Gain on divestiture of businesses	—	(1,438)	(684)
Gain on sale of intangibles	—	—	(550)

Total	$9,295	$(7,476)	$(24,428)

In 2005, the Company recorded an $11.0 million loss on extinguishment of $149.8 million of its senior unsecured notes due 2011. In 2003, a prepayment penalty on Term loan B resulted in a loss of $0.5 million.
     In 2005, 2004 and 2003, the Company recorded gain on legal settlements of $0.6 million, $5.4 million and $22.8 million, respectively. The gains represent cash received in judgment from product suppliers against whom the Company alleged certain price-fixing claims.
     In 2005, the Company recorded a gain of $1.1 million on the sale of investments in Feed, from which the Company received $1.5 million in cash. In 2004, the Company recorded gains of $0.6 million on the sale of investments in Feed and received $2.3 million in cash. In 2003, the Company sold its investment in a swine joint venture in Feed for $3.0 million in cash and recorded a $0.9 million gain on sale of investment.
     In 2005, Feed divested of a subsidiary and received $2.6 million in cash, which resulted in no gain or loss. During 2004, Land O’Lakes divested of a Dairy foods business for $7.5 million in cash, which resulted in a gain of $1.5 million. The Company also divested of a seed business for $5.6 million in cash, which resulted in a loss of $0.1 million. In 2003, the divestiture of a powdered cocoa business in Dairy Foods resulted in a gain of $1.4 million and $1.4 million in cash, which was partially offset by a $0.7 million loss on a divestiture of a Feed business in Taiwan, from which the Company received $0.4 million.
     In 2003, the Company recorded a $0.6 million gain on the sale of a customer list relating to the divestiture of a joint venture in Taiwan.
21. Commitments and Contingencies
The Company leases various equipment and real properties under long-term operating leases. Total rental expense was $53.1 million in 2005, $51.5 million in 2004 and $51.7 million in 2003. Most of the leases require payment of operating expenses applicable to the leased assets. Management expects that in the normal course of business most leases that expire will be renewed or replaced by other leases.
     Minimum lease commitments under noncancelable operating leases at December 31, 2005 totaled $103.8 million composed of $31.4 million for 2006, $24.8 million for 2007, $18.6 million for 2008, $13.9 million for 2009, $10.3 million for 2010 and $4.8 million for later years.
     At December 31, 2005, the Company had $9.3 million in obligations under capital lease which represents the present value of the future minimum lease payments for the leases of MoArk, LLC. MoArk leases machinery, buildings and equipment at various locations. In July 2005, the Company voluntarily prepaid the remaining $85.9 million balance on its capital lease obligation for Cheese & Protein International LLC. This prepayment permitted the release of $20.3 million of restricted cash, which the Company had pledged to support the lease. Simultaneous with the prepayment of the CPI lease, the Company elected to designate CPI as a restricted subsidiary under the Land O’Lakes senior bond indentures and a loan party under the Company’s revolving credit facility. In 2005, CPI was included in the Company’s covenant calculations for the senior debt facilities and CPI now guarantees the Company’s obligations under the revolving credit facility, the 8.75% senior unsecured notes and the 9.00% senior secured notes. CPI’s assets have also been pledged to support the revolving credit facility and the 9.00% senior secured notes.
     Minimum commitments under obligations under capital leases at December 31, 2005 total $9.3 million composed of $1.7 million for 2006, $1.7 million for 2007, $1.4 million for 2008, $1.4 million for 2009, $1.3 million for 2010 and $1.8 million for later years.
     At December 31, 2005, the Company had a commitment to purchase the remaining 49.9% minority interest of Penny-Newman Milling LLC, a consolidated subsidiary. In January 2006, the Company paid $13.2 million in cash to increase its ownership of the entity to 100%.
     At December 31, 2005, the Company had a commitment to issue allocated member equities to patrons from the 1998 acquisition of Dairyman’s Cooperative Creamery Association (DCCA). The amount of this commitment is estimated at approximately $13 million as of December 31, 2005 and is contingent on milk supplies received from DCCA members through December 31, 2006. The equities are to be allocated to members by 2007.
     The Company’s MoArk, LLC subsidiary has guaranteed certain loan agreements for an equity investee. MoArk is responsible for 50% of the outstanding balance of these guaranteed notes totalling $11.3 million as of December 31, 2005. These notes are fully secured by collateral of the equity investee.
     The Company is currently and from time to time involved in litigation and environmental claims incidental to the conduct of business. The damages claimed in some of these cases are substantial. Although the amount of liability that may result from these matters cannot be ascertained, the Company does not currently believe that, in the aggregate, they will result in liabilities material to the Company’s consolidated financial condition, future results of operations or cash flows.
     On February 24, 2004, Cache La Poudre Feeds, LLC (“Cache”) filed a lawsuit in the United States District Court for the District of Colorado against the Company, Land O’Lakes Farmland Feed LLC and certain named individuals claiming trademark infringement with respect to certain animal feed sales under the Profile trade name. Cache seeks damages of at least $132.8 million, which, it claims, is the amount the named entities generated in gains, profits and advantages from using the Profile trade name. In response to Cache’s complaint, the Company denied any wrongdoing and pursued certain counterclaims against Cache relating to trademark infringement, and other claims against Cache for, among other things, defamation and libel. In addition, the Company believes that Cache’s calculation of the Company’s gains, profits and advantages allegedly generated from the use of the Profile trade name are grossly overstated. The Company believes that sales revenue generated from the sale of products carrying the Profile trade name was immaterial. Although the amount of any loss that may result from this matter cannot be ascertained with certainty, management does not believe that it will result in a loss material to the Company’s consolidated financial condition, future results of operations or cash flow. The trial is scheduled for June 2007.
     In 2003, several lawsuits were filed against the Company by Ohio alpaca producers in which it was alleged that the Company manufactured and sold animal feed that caused the death of, or damage to, certain of the producers’ alpacas. The two remaining lawsuits are scheduled to go to trial in 2006.
     In a letter dated January 18, 2001, the Company was identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party for cleanup costs in connection with hazardous substances and wastes at the Hudson Refinery Superfund Site in Cushing, Oklahoma. The letter invited the Company to enter into negotiations with the EPA for the performance of a remedial investigation and feasibility study at the site and also demanded that the Company reimburse the EPA approximately $8.9 million for remediation expenses already incurred at the site. In March 2001, the Company responded to the EPA denying any responsibility. No further communication has been received from the EPA.
22. Segment Information
The Company operates in five segments: Dairy Foods, Feed, Seed, Agronomy and Layers.
     Dairy Foods produces, markets and sells products such as butter, spreads, cheese, and other dairy related products. Products are sold under well-recognized national brand names including LAND O LAKES, the Indian Maiden logo and Alpine Lace, as well as under regional brand names such as New Yorker.
     Feed is largely comprised of the operations of Land O’Lakes Purina Feed LLC (“Land O’Lakes Purina Feed”), the Company’s wholly owned subsidiary. Land O’Lakes Purina Feed develops, produces, markets and distributes animal feeds such as ingredient feed, formula feed, milk replacers, vitamins and additives.
     Seed is a supplier and distributor of crop seed products in the United States. A variety of crop seed is sold, including alfalfa, soybeans, corn and forage and turf grasses.
     Agronomy consists primarily of the Company’s 50% ownership interest in Agriliance LLC (“Agriliance”), which is accounted for under the equity method. Agriliance markets and sells two primary product lines: crop protection (including herbicides and pesticides) and crop nutrients (including fertilizers and micronutrients).
     Layers consists of the Company’s MoArk subsidiary, which was consolidated as of July 1, 2003. MoArk produces and markets shell eggs and egg products that are sold at retail and wholesale for consumer and industrial use throughout the United States.
     The Company allocates corporate administrative expense to all of its business segments, both directly and indirectly. Corporate staff functions that are able to determine actual services provided to each segment allocate expense on a direct and predetermined basis. All other corporate staff functions allocate expense indirectly based on each segment’s percentage of total invested capital. A majority of corporate administrative expense is allocated directly.
     (See Segment Information table on page 23.)
23. Related Party Transactions
The Company has related party transactions, primarily with equity investees. The Company purchases and sells product to Melrose Dairy Proteins, LLC, a 50% voting interest joint venture with Dairy Farmers of America formed in 2001. The Company sells seed products, and purchases and sells services, to Agriliance LLC, a 50% voting interest joint venture with CHS Inc. formed in 2000. The Company’s MoArk subsidiary purchases and sells product to equity investees and other related parties. In addition, the Company had financing arrangements with Melrose Dairy Proteins, LLC, and Agriliance LLC.
Related party transactions as of and for the years ended December 31, 2005, 2004 and 2003 are as follows:

	2005	2004	2003
Sales	$156,172	$155,726	$123,203
Purchases	61,215	72,507	31,114
Services provided (purchased)	19,540	14,432	12,645
Notes receivable	25,600	3,080	5,600

SEGMENT INFORMATION

						Total Other/
	Dairy Foods	Feed	Seed	Agronomy	Layers	Eliminations	Consolidated

For the year ended December 31, 2005:
Net sales	$3,904,618	$2,586,870	$653,871	$—	$406,965	$4,353	$7,556,677
Cost of sales(1)	3,718,051	2,296,280	569,503	—	385,062	2,764	6,971,660
Selling, general and administrative	151,147	227,433	53,827	27,574	32,588	2,402	494,971
Restructuring and impairment charges	4,121	1,770	—	—	433	57	6,381
Interest expense, net	34,889	26,320	1,146	6,248	14,235	(2,965)	79,873
Other expense (income), net	(14)	(1,603)	—	11,014	—	(102)	9,295
Gain on sale of investment in CF Industries, Inc.	—	—	—	(102,446)	—	—	(102,446)
Equity in (earnings) loss of affiliated companies	(3,969)	(1,341)	—	(37,870)	6,477	11	(36,692)
Minority interest in earnings of subsidiaries	—	1,349	5	—	—	—	1,354

Earnings (loss) before income taxes and discontinued operations	$393	$36,662	$29,390	$95,480	$(31,830)	$2,186	$132,281

For the year ended December 31, 2004:
Net sales	$3,956,883	$2,626,577	$518,754	$—	$541,318	$13,294	$7,656,826
Cost of sales(1)	3,759,134	2,370,029	448,383	—	476,039	9,533	7,063,118
Selling, general and administrative	160,705	237,687	48,953	12,846	38,499	2,245	500,935
Restructuring and impairment charges	54	6,040	1,480	—	—	241	7,815
Interest expense, net	28,142	26,676	3,938	9,273	14,127	958	83,114
Other expense (income), net	(1,006)	(6,169)	146	—	(448)	1	(7,476)
Loss on impairment of investment in CF Industries, Inc.	—	—	—	36,500	—	—	36,500
Equity in (earnings) loss of affiliated companies	(6,614)	(2,007)	—	(41,923)	(7,918)	50	(58,412)
Minority interest in earnings of subsidiaries	—	1,641	8	—	—	(1)	1,648

Earnings (loss) before income taxes and discontinued operations	$16,468	$(7,320)	$15,846	$(16,696)	$21,019	$267	$29,584

For the year ended December 31, 2003:
Net sales	$2,975,027	$2,467,207	$466,225	$—	$317,829	$29,813	$6,256,101
Cost of sales(1)	2,804,770	2,179,115	403,129	—	264,727	20,128	5,671,869
Selling, general and administrative	141,368	229,989	46,354	13,993	24,598	8,308	464,610
Restructuring and impairment charges	2,605	1,962	1,775	—	—	—	6,342
Interest expense, net	29,107	28,133	3,384	9,019	9,869	1,460	80,972
Other expense (income), net	(1,487)	(23,156)	—	—	(310)	525	(24,428)
Equity in (earnings) loss of affiliated companies	(4,952)	(1,641)	—	(36,237)	(14,480)	61	(57,249)
Minority interest in earnings of subsidiaries	—	6,366	—	—	—	—	6,366

Earnings (loss) before income taxes and discontinued operations	$3,616	$46,439	$11,583	$13,225	$33,425	$(669)	$107,619

2005

Total assets	$899,019	$920,956	$471,121	$187,565	$311,558	$304,839	$3,095,058
Depreciation and amortization	42,697	35,196	2,257	6,088	10,251	11,556	108,045
Capital expenditures	20,462	25,912	2,374	—	17,714	3,962	70,424

2004

Total assets	$976,788	$890,304	$398,924	$391,532	$276,859	$265,375	$3,199,782
Depreciation and amortization	39,551	38,544	2,546	6,101	10,825	15,272	112,839
Capital expenditures	53,130	26,342	1,571	—	8,878	6,178	96,099

2003

Total assets	$939,610	$945,497	$423,927	$423,341	$315,555	$325,199	$3,373,129
Depreciation and amortization	42,958	44,895	2,156	6,101	6,326	16,800	119,236
Capital expenditures	28,220	24,049	542	—	3,769	15,071	71,651

(1) Cost of sales includes unrealized hedging (gains) losses of:
2005	$4,201	$(5,815)	$(518)	$—	$(844)	$—	$(2,976)
2004	2,601	13,551	2,992	—	1,106	—	20,250
2003	(3,035)	(11,802)	(2,645)	—	—	—	(17,482)

Report of Management
The management of Land O’Lakes, Inc. is responsible for the preparation and integrity of the consolidated financial statements. The financial statements have been prepared in accordance with U.S.generally accepted accounting principles using management’s estimates and judgments where necessary.
     Land O’Lakes maintains a system of internal accounting controls designed to provide reasonable assurance that assets are safeguarded and transactions are properly executed and reported. The system of internal controls is supported by comprehensive written policies and procedures, selection of trained and qualified personnel and is continuously reviewed and augmented by our internal audit program.
     The Board of Directors, through the Audit Committee, is responsible for assuring that management fulfills its responsibilities in the preparation of the financial statements. The Audit Committee meets regularly with the independent auditors, management and internal auditors, both jointly and separately, to review the activities of each and to insure that each is properly discharging its responsibilities. The Audit Committee reports to the Board of Directors on its activities and findings.
     KPMG LLP, independent auditors, is retained to audit the consolidated financial statements. Their report follows.

Christopher J. Policinski
President and Chief Executive Officer

Daniel E. Knutson
Senior Vice President and Chief Financial Officer
Report of Independent Registered
Public Accounting Firm
The Board of Directors
Land O’Lakes, Inc.:
We have audited the accompanying consolidated balance sheets of Land O’Lakes, Inc. and subsidiaries as of December 31,2005 and 2004,and the related consolidated statements of operations, cash flows and equities for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the consolidated financial statements of MoArk, LLC,a majority owned subsidiary, which financial statements reflect total assets constituting eight percent and eight percent as of December 31, 2005 and 2004, respectively, and total revenues constituting five percent, seven percent and five percent for each of the years in the three-year period ended December 31, 2005, respectively, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for MoArk, LLC, is based solely on the report of the other auditors.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.
     In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly,in all material respects, the financial position of Land O’Lakes,Inc.and subsidiaries as of December 31,2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005 in conformity with U.S.generally accepted accounting principles.
     As discussed in Note 1 to the consolidated financial statements, in 2003, the Company adopted the provisions of the Financial Accounting Standards Board’s Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB 51.”

Minneapolis, Minnesota
February 10, 2006

Five Years in Review
($ in millions)

	2005	2004	2003	2002	2001

Operations:
Net sales	$7,557	$7,657	$6,256	$5,779	$5,778
Earnings before income taxes and discontinued operations	132	30	108	114	57
Net earnings	129	21	82	96	68
Allocated patronage equities	118	24	40	97	71
Cash returned to members	69	35	24	38	47

Financial Position:
Working capital	$265	$327	$433	$185	$388
Investments	264	471	503	540	559
Property, plant and equipment	658	610	617	572	669
Total assets	3,095	3,200	3,373	3,221	3,068
Long-term debt	639	933	1,065	1,007	1,147
Equities	904	855	879	896	823

Financial Measures:
Return on equity	15%	2%	9%	12%	9%
Return on invested capital	12%	6%	8%	8%	9%
Long-term debt-to-capital	41%	52%	53%	51%	56%
Current ratio	1.19	1.29	1.40	1.16	1.42

Senior Strategy Team
Chris Policinski
President and Chief Executive Officer
Land O’Lakes, Inc.
Fernando Palacios
Executive Vice President
Chief Operating Officer, Feed
Dave Seehusen
Executive Vice President
Chief Operating Officer, Seed & Member Services
Steve Dunphy
Executive Vice President
Chief Operating Officer, Dairy Foods Value Added
Alan Pierson
Executive Vice President
Chief Operating Officer, Dairy Foods Industrial
Dan Knutson
Senior Vice President
Chief Financial Officer
Jim Fife
Vice President
Public Affairs
Karen Grabow
Vice President
Human Resources
Peter Janzen
Vice President
General Counsel
Barry Wolfish
Vice President
Corporate Strategy & Business Development
Forward-Looking Statements
Throughout this report to stakeholders, we discuss some of our expectations regarding Land O’Lakes future performance. All of these forward-looking statements are based on our current expectations and assumptions. Such statements are subject to certain risks and uncertainties that could cause actual results to differ. The Company undertakes no obligation to publicly revise any forward-looking statements to reflect future events or circumstances. For a discussion of other important risk factors that may materially affect our estimates and results, please see the risk factors contained in Land O’Lakes Annual Report on Form 10-K for the year ended December 31, 2004, which can be found on the Securities and Exchange Commission website (www.sec.gov).

Land O’Lakes, Inc.
P.O. Box 64101 St. Paul, MN 55164
www.landolakesinc.com